Income Benefit Rider Amendment

The Company has issued this amendment as a part of the Entire Contract.  If there are any conflicts between this amendment and any contract or rider to which this amendment is attached, the provisions of this amendment will prevail.  Defined terms and contractual provisions are set forth in the contract or are added in this amendment.

Income Payments

The following replaces the “Eligible Person(s) and Covered Person(s)” section of the Income Payments provision.

Eligible Person(s) and Covered Persons(s)
Eligible Persons are determined on the Issue Date based on the contract’s ownership and tax qualification status, and are shown on the Income Benefit Rider Contract Schedule.  If an Eligible Person or a Covered Person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required below, or upon the death of an Eligible Person or a Covered Person, we will remove that person from this rider. If an Eligible Person is removed from this rider, you cannot designate that person to be a Covered Person. If a Covered Person is removed from this rider, that person is no longer a Covered Person.

If you add or change an Owner or Beneficiary that person will become an Eligible Person if they are the current Spouse of an existing Eligible Person and meet the requirements below. We will calculate the Lifetime Income Percentage based on the Age of the new Eligible Person on the Index Effective Date and Index Anniversaries, if applicable, in accordance with the How we Calculate the Lifetime Income Percentage provision.  At any given time there cannot be more than two Eligible Persons.  After the Income Benefit Date, you cannot add, remove, or replace a Covered Person even if you add or change an Owner(s), Annuitant(s), or Beneficiary(ies).

If you are the sole individual Owner of the contract:
•	You are an Eligible Person.
•	If the Owner and sole primary Beneficiary are Spouses, the sole primary Beneficiary is also an Eligible Person.
•	If you select single Income Payments, you must designate the Owner to be the Covered Person.

If the contract is jointly owned:
•	Both Owners are Eligible Persons.
•	The Owners must be Spouses.
•	If you select single Income Payments, you may designate either Owner to be the Covered Person.

If the Owner is a non-individual:
•	The Annuitant is an Eligible Person.
•	If the contract is qualified under the federal tax code, and the Annuitant and sole contingent Beneficiary are Spouses, the sole contingent Beneficiary is also an Eligible Person.
•	If you select single Income Payments, you must designate the Annuitant to be the Covered Person.
•	If the contract is not qualified under the federal tax code, you may not select joint Income Payments.

General Provisions

The following replaces the paragraph of the “Divorce” provision.

Divorce
If at any time Eligible Persons or joint Covered Persons are no longer Spouses you must send us notice of the divorce as an Authorized Request. If we receive such notice, we will remove one former Spouse from the contract as an Eligible Person or Covered Person. If we receive such notice on or before the Income Benefit Date, joint Income Payments will not be available to you, unless you add an additional Eligible Person.

Termination of this Rider

The following is added to the bulleted list under the “Termination of this Rider” provision.

•
at the end of the Business Day, after the death of an Owner (or Annuitant if the Owner is a non-individual), we first receive a Valid Claim from any one Beneficiary to elect a Death Benefit payment option, unless the Spouse, who is an Eligible Person or Covered Person (if Income Payments have begun) chooses to continue the Base Contract;

In all other respects, the provisions, conditions, exceptions, and limitations contained in the contract remain unchanged and apply to this amendment.

Signed for the Company at its home office.

Allianz Life Insurance Company
Of North America
[                            ]
[Gretchen Cepek]       [Walter R. White]
Secretary President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].

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